As filed with the Securities and Exchange Commission on February 18, 2020

Registration No. 333- 215770

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FILE NO. 333-215770

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Varex Imaging Corporation

(Exact name of Registrant as specified in its charter)

Delaware	81-3434516
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1678 S. Pioneer Road, Salt Lake City, Utah 84104 (Address of Principal Executive Offices) (Zip Code)

Varex Imaging Corporation 2020 Omnibus Stock Plan

Varex Imaging Corporation 2017 Omnibus Stock Plan

(Full title of the plans)

Kimberley E. Honeysett

Senior Vice President, General Counsel and Corporate Secretary

Varex Imaging Corporation

1678 S. Pioneer Road

Salt Lake City, Utah 84104

800-432-4422

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 27, 2017, Varex Imaging Corporation (the “Registrant”) filed a registration statement on Form S-8 (File No. 333-215770) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to, among other things, 6,700,000 shares of the Company’s common stock (the “Common Stock”) issuable under the Varex Imaging Corporation 2017 Omnibus Stock Plan (the “2017 Plan”).

On February 13, 2020, the Registrant’s stockholders approved the Varex Imaging Corporation 2020 Omnibus Stock Plan (the “2020 Plan”). The total number of shares of the Registrant’s Common Stock that may be granted under the 2020 Plan includes, in addition to 5,097,488 new shares (registered concurrently on a new registration statement on Form S-8), (i) 1,123,970 shares previously reserved under the 2017 Plan and (ii) the number of undelivered shares subject to outstanding awards under the 2017 Plan that again become available for future awards under the 2020 Plan, as determined pursuant to the terms of the 2020 Plan (the shares described in (i) and (ii), the “Prior Plan Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Amendment No. 1 to the Registration Statement (the “Post-Effective Amendment”) is hereby filed to cover the issuance of the Prior Plan Shares pursuant to the 2020 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby herein incorporated by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 27, 2019, filed on December 20, 2019 (the “2019 10-K”);

(b)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since September 27, 2019; and

(c)	The description of the Registrant’s Common Stock contained in Exhibit 4.1, filed on December 20, 2019 with the 2019 10-K.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Registrant’s amended and restated certificate of incorporation will include such an exculpation provision. The Registrant’s amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and bylaws will also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated certificate of incorporation will expressly authorize the Registrant to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in the Registrant’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Registrant’s directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions will not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws.

The Registrant has obtained director and officer liability insurance to cover liabilities directors and officers may incur in connection with their services to the Registrant.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1)
99.1**	Varex Imaging Corporation 2017 Omnibus Stock Plan (incorporated by reference to Exhibit 99.1 to the Company’s Form S-8, filed January 27, 2017, SEC File No. 001-37860).
99.2*	Varex Imaging Corporation 2020 Omnibus Stock Plan and related forms of award agreements

*	Filed herewith.

**	Previously filed.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on February 18, 2020.

Varex Imaging Corporation

By:	/s/ Kimberley E. Honeysett
Kimberley E. Honeysett
Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sunny S. Sanyal	President and Chief Executive Officer and Director	February 18, 2020
Sunny S. Sanyal	(Principal Executive Officer)

/s/ Clarence R. Verhoef	Senior Vice President and Chief Financial Officer	February 18, 2020
Clarence R. Verhoef	(Principal Financial Officer)

/s/ Kevin B. Yankton	Corporate Controller and Chief Accounting Officer	February 18, 2020
Kevin B. Yankton	(Principal Accounting Officer)

/s/ Ruediger Naumann-Etienne	Chairman of the Board	February 18, 2020
Ruediger Naumann-Etienne

/s/ Jocelyn D. Chertoff	Director	February 18, 2020
Jocelyn D. Chertoff

/s/ Jay K. Kunkel	Director	February 18, 2020
Jay K. Kunkel

/s/ Erich R. Reinhardt	Director	February 18, 2020
Erich R. Reinhardt

/s/ Walter M Rosebrough, Jr.	Director	February 18, 2020
Walter M Rosebrough, Jr.

/s/ Christine A. Tsingos	Director	February 18, 2020
Christine A. Tsingos

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